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                                                                    EXHIBIT 23.2

                               ATTORNEYS' CONSENT

     The consents of Freedman, Levy, Kroll & Simonds to the use of Exhibits 5 and 8 hereto, and to the references to their name under the headings "Federal Income Tax Considerations" and "Legal Matters" in the Prospectus constituting a part of this Registration Statement, are included in those Exhibits.